Exhibit 10.1

STOCK OPTION GRANT AGREEMENT

Granted To:

Grant Date:

Number of Shares:

Option Price: [Fair Market Value of Scientific-Atlanta Common Stock on Grant Date]

This agreement confirms the terms of the stock option (the “Option”) granted by Scientific-Atlanta, Inc. (“the Company”) to the undersigned under the 2003 Long-Term Incentive Plan (“the Plan”). The Option is a Non-Qualified Stock Option and is subject to all of the terms and provisions of the Plan, which is incorporated herein by reference.

The Option vests 25% on the first anniversary of the Grant Date. Another 25% will become exercisable after each of the second, third and fourth anniversaries, respectively. The Option is not exercisable after the date occurring 10 years after the grant date set forth above. The number of shares subject to the Option, and the exercise price, are subject to adjustment as provided in the Plan.

You may exercise the Option by paying the exercise price (number of shares exercised multiplied by the share option price) in cash, by transferring Scientific-Atlanta stock you already own, and by any combination of cash and stock. You may also exercise the option by the broker-assisted cashless exercise procedures established by the Human Resources and Compensation Committee.

Stock option administrative activities are handled by UBS Financial Services. The primary interface to UBS Financial Services is an Internet web site. The Internet web site can be found at www.ubs.com/onesource/sfa. The system requires a user ID and a personal identification number (PIN) and allows you to check on the status of your options, request information statements and authorize the exercise and/or sale of vested option shares. The Internet web site also contains features such as online viewing of option history and vesting information, exercise and transaction modeling capabilities, and online submission of account authorization, PIN changes and bank wire transfer forms. Even if you use the Internet web site, you will still have the ability to talk directly to a UBS Financial Services representative at (888) 395-7425.

If you have at least 5 years of credited service under the Scientific-Atlanta Retirement Plan, the timing of your exercise could have an effect on your benefit calculations under that plan, especially if you are exercising options within the limited time period that you are allowed to exercise vested options after termination of employment. Any questions you have concerning the effect that option exercises can have on benefits under the Retirement Plan should be directed to the Employee Health & Benefits Center.

In the event the Company determines that it is required to withhold income taxes as a result of the exercise of this Option, you must, as a condition of exercising the Option, make arrangements satisfactory to the Plan Administrator to enable the Company to satisfy such withholding requirements.

Your rights in the event of your retirement, death, disability or other termination of employment are summarized on the reverse side of this document for your reference. To the extent any of these terms conflict with the terms of the Plan, the Plan terms will control.

Brian C. Koenig

Sr. Vice President, Human Resources

After you cease to be an Employee, your rights to exercise this Option shall be determined as provided below. This Option may not be exercised after its term expires or after the Option is otherwise canceled.

(1)	Retirement. If you cease to be an Employee because of Retirement (and not on account of termination for “cause” (as hereinafter defined)), this Option shall continue to vest and be exercisable for a period of three (3) years after your Retirement in accordance with the terms of the Plan and this Option. To the extent unexercised, the Option shall expire three (3) years after the date of Retirement or the date of expiration of the Option as described on the front of this agreement, whichever shall occur first. “Retirement” means voluntary termination of employment after the date on which (a) you have completed five (5) years of service, and (b) the sum of your age and years of service is equal to or greater than sixty-five (65).

(2)	Death. Upon your death, this Option shall be exercisable (by the executor or the administrator of your estate or by a person who acquired the right to exercise this Option by bequest or inheritance or by reason of such death) for a period of three (3) years after your death with respect to all shares covered by the Option, regardless of whether the Option was exercisable as to such shares prior to your death. Notwithstanding the foregoing, the Company’s Board of Directors may, in a special case, permit a longer period for exercise of an Option after your death, but in no event shall such period extend beyond the date of expiration of this Option as set forth on the front of this agreement.

(3)	Disability. If you cease active service as an Employee by reason of Disability or other medical leave of absence, you will cease to be an Employee for purposes of Subparagraph (5) below as of the earlier of: (i) the date that you no longer have a Disability or your medical leave of absence ends, if you do not return to active service or (ii) the date that is twelve (12) months after such cessation of active service, but only to the extent that, at the date of such termination, your right to exercise such Option had accrued pursuant to the terms of this Option and had not previously been exercised. “Disability” means the condition of an individual who is unable to engage in any substantial gainful activity by reason of any physical or mental impairment which is classified as a disability in the Company’s Long Term Disability Plan.

(4)	Termination for Cause. If your employment is terminated for “cause” (as hereinafter defined), this Option shall expire immediately upon your receipt of the notice of such termination. “Cause,” for purposes of this agreement, shall mean dishonest or fraudulent conduct which would normally be considered as sufficient basis for discharging an employee from a management and/or a supervisory position, or negligence, inaction or misconduct which constitutes failure by you to meet your obligations and perform your duties of employment.

(5)	Other Reasons. If you cease to be an Employee for any reason other than those mentioned above in Subparagraphs (1), (2) or (4), you shall have the right to exercise this Option at any time within thirty (30) days following such cessation, discharge or termination, but only to the extent that, at the date of cessation, discharge or termination, your right to exercise this Option had accrued pursuant to the terms of this agreement and had not previously been exercised.

(6)	Employee. “Employee” shall mean an individual who is employed (within the meaning of Section 3401 of the Internal Revenue Code of 1986, as amended) by the Company or its subsidiaries (i.e., an individual with respect to whom income taxes must be withheld from compensation).

(7)	Leave of Absence. Your employment with the Company shall not be considered as having been terminated while you are on military or other bona fide leave of absence (other than a medical leave of absence, including Disability), if the period of such leave does not exceed ninety (90) days, or, if longer, so long as your right to re-employment with the Company is guaranteed either by statute or by contract. Where the period of such leave exceeds ninety (90) days and where your right to re-employment is not guaranteed either by statute or by contract, you will cease to be an Employee for purposes of Subparagraph (5) on the ninety-first (91st) day of such leave.

2